Exhibit 10.1
LIBERTY PROPERTY TRUST
2008 LONG-TERM INCENTIVE PLAN
EFFECTIVE AS OF JANUARY 1, 2008

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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LIBERTY PROPERTY TRUST
2008 LONG-TERM INCENTIVE PLAN
ARTICLE I
INTRODUCTION
     This Plan is intended to provide additional compensation for executive personnel who contribute materially to the continued growth, development and future business success of the Company. The Plan is a performance-based plan that utilizes (i) time-based vesting with respect to grants of stock options, and (ii) earnings targets based on specific and distinct performance measures over the Performance Period and Award Period as the measurement criteria for determining incentive compensation paid in the form of restricted stock units. The Company believes that the Plan will encourage Participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and aligning the economic interests of Participants with those of the shareholders. All capitalized terms used in this Article I shall have the meaning ascribed to them in Article II below.

ARTICLE II
DEFINITIONS
     The following terms shall have the following meanings for purposes of the Plan:
     2.1 “Affiliate” shall mean any entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.
     2.2 “Award” shall mean the Options and Target Units awarded to a Participant under the Plan.
     2.3 “Award Agreement” shall mean the individual agreement provided by the Committee to each Participant notifying the Participant of participation in the Plan and specifying the Options and Target Units awarded to the Participant and the other terms and conditions of the Award. By accepting and executing an Award Agreement, each Participant shall be agreeing to be subject to the terms of the Plan and to the discretion of the Committee as set forth in the Plan.
     2.4 “Award Date” shall mean the date effective as of which an Award is made.
     2.5 “Award Period” shall mean the three-year period beginning on the Award Date.
     2.6 “Award Period Target” shall mean the performance measure or set of measures established by the Committee by March 30 of each year with respect to that year’s Award Period Units, if any, in accordance with the requirements of Code Section 162(m).
     2.7 “Beneficiary” shall mean, on the death of the Participant, his estate, which shall include either the Participant’s probate estate or living trust.
     2.8 “Board” shall mean the Board of Trustees of the Company.
     2.9 “Cause” shall mean, unless defined otherwise in a Participant’s Employment Agreement, “Cause” as defined in the Share Incentive Plan.
     2.10 “CEO” shall mean the Chief Executive Officer of the Company.
     2.11 “Change in Control” shall mean, unless defined otherwise in a Participant’s Employment Agreement, a “Change of Control” as defined in the Share Incentive Plan.
     2.12 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     2.13 “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board for purposes of administering the Plan.
     2.14 “Common Share” shall mean a common share of beneficial ownership, par value $0.001 per share, of the Company.

     2.15 “Company” shall mean Liberty Property Trust, a Maryland real estate investment trust or any business organization that succeeds to its business and elects to continue this Plan.
     2.16 “Effective Date” shall mean January 1, 2008.
     2.17 “Employee” shall mean any employee of an Employer, whether such employee is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan.
     2.18 “Employer” shall mean the Company or an Affiliate that employs the Participant.
     2.19 “Employment Agreement” shall mean the employment agreement entered into between the Employee and the Employer governing the terms of the Employee’s employment with the Employer.
     2.20 “Fair Market Value” shall mean “Fair Market Value” as defined in the Share Incentive Plan.
     2.21 “Measurement Date” shall mean December 31 of the last day of (i) the Performance Period, with respect to the Performance Period Units (as defined in Section 5.03 hereof), or (ii) the Award Period, with respect to the Award Period Units (as defined in Section 5.03 hereof), or such other date determined by the Committee in its sole discretion.
     2.22 “Options” shall mean “Options” as defined in, and issued under, the Share Incentive Plan.
     2.23 “Participant” shall mean any Employee who has been designated by the Committee as eligible to receive an Award under this Plan.
     2.24 “Performance Period” shall mean each Plan Year after the Effective Date; provided, however, that with respect to any individual who becomes a Participant in the Plan after the Effective Date, the “Performance Period” shall be the period determined by the Committee in its sole discretion.
     2.25 “Performance Period Target” shall mean the performance measure or set of measures established by the Committee by March 30 of each year with respect to that year’s Performance Period Units, if any, in accordance with the requirements of Code Section 162(m).
     2.26 “Permanent Disability” shall mean the Participant’s becoming disabled within the meaning of section 22(e)(3) of the Internal Revenue Code of 1986, as amended.
     2.27 “Plan” shall mean the Liberty Property Trust 2008 Long-Term Incentive Plan, as embodied herein and as amended from time to time.
     2.28 “Plan Year” shall mean the calendar year.
     2.29 “Redemption Date” shall mean the date that all or any portion of the Target Units are redeemed under the Plan.

     2.30 “Retirement” shall mean “Retirement” as defined in, and subject to the terms and conditions of, the Share Incentive Plan.
     2.31 “Share Incentive Plan” shall mean the Liberty Property Trust Amended and Restated Share Incentive Plan, as may be amended from time to time, or such other plan maintained by the Company pursuant to which Common Shares granted under the Plan may be issued to Participants.
     2.32 “Target Units” shall mean the aggregate number of Units awarded to a Participant under the Plan, as described in Section 5.3 of the Plan.
     2.33 “Units” shall mean phantom rights that will be converted to Common Shares on a Redemption Date if the Award Period Targets or Performance Period Targets specified under the Plan are met. Each Unit shall represent one Common Share.
     2.34 “Weighted Average Shares Outstanding” shall mean, for any Measurement Date, the weighted average number of Company shares outstanding, as publicly reported by the Company as of such date.

ARTICLE III
PARTICIPATION
     3.1 Initial Participants. The Committee shall determine which Employees shall be Participants in the Plan as of the Effective Date and shall provide each individual with an Award Agreement evidencing their participation in the Plan.
     3.2 New Participants. At any time after the Effective Date, the Committee may provide that other Employees shall be eligible to participate in the Plan on the terms and conditions that the Committee determines appropriate for such Employee. Any such Employee shall be provided with an individual Award Agreement evidencing their participation in the Plan. Any Employee designated as a Participant in the Plan shall not become a Participant in the Plan until the first day of the Plan Year that first occurs on or after such individual’s designation as a Participant in the Plan.

ARTICLE IV
COMMON SHARES SUBJECT TO THE PLAN
     4.1 Common Shares Subject to the Plan. All Common Shares issued under the Plan shall be issued from the Share Incentive Plan. If any Options or Units are forfeited prior to being exercised or redeemed, respectively, the Common Shares corresponding to such Options or Units shall not again be available for issuance under the Plan; provided, however, that if the reason for the forfeiture of the Target Units is because the Participant’s employment with the Employer is (i) terminated by the Employer with Cause, voluntarily terminated by the Participant, or terminated as a result on nonrenewal of the Participant’s Employment Agreement, then any Common Shares corresponding to Options or Units that are forfeited by the Participant as a result of such termination of employment with the Employer shall again be available for issuance under the Plan, or (ii) terminated without Cause, then any Common Shares corresponding to Units for which no exercise redemption can occur shall again be available for issuance under the Plan.
     4.2 Changes in Common Shares or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events. If an event described in Section 4(c) of the Share Incentive Plan (or other similar provision of such plan or a successor plan) occurs, then the Committee shall, in such manner as it may deem equitable, adjust (i) the maximum number of Common Shares that may be issued under the Plan, and (ii) the number of Options or Units covered by the Target Unit held by a Participant, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles.

ARTICLE V
AWARDS
     5.1 Awards. Awards under the Plan shall consist of Options and Target Units awarded effective as of the Award Date. All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Award Agreement. The Committee may, by way of the Award Agreement or otherwise, establish such terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with, solicit customers or employees of, or disclose or use confidential information of the Company or its Affiliates. If at any time the Employee breaches such conditions or otherwise engages in activities that constitute “cause” as defined in the Award Agreement or otherwise, the Award shall terminate, and the Company may rescind any exercise (in the case of an Option) or redemption (in the case of Target Units) and delivery of Common Shares upon such exercise or redemption within one year after the Employee engages in such conduct. In the event of any such rescission, the Employee shall return to the Company the Common Shares received upon the exercise or redemption or, if the Employee no longer owns the Common Shares, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the Common Shares (or, in the event the Employee transfers the Common Shares by gift or otherwise without consideration, the fair market value of the Common Shares on the date of breach), net of the price originally paid by the Employee for the Common Shares. The payment shall be made in such manner and on such terms and conditions as may be required by the Company. The Company shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Employee by the Company.
     Any Options, Target Units or Common Shares issued under the Plan shall also be subject to the terms and conditions of the Share Incentive Plan (except as otherwise provided herein), including the provisions regarding Code Section 162(m) described in Section 12 of the Share Incentive Plan (it being intended that the Committee shall operate the Plan in accordance with all terms, conditions and restrictions of Code Section 162(m)). The Committee shall approve the form and provisions of the Award Agreement. An Option or Target Unit awarded to one Participant does not mean that the Participant will receive an Option or Target Unit at any other time or that the Participant will receive the same Option or Target Unit in any future Award. An Option or Target Unit awarded to one Employee does not mean that any other Employee will receive an Award of an Option or Target Unit or have the same number of Options or Units subject to such Target Unit.
     5.2 Options. Each Participant shall, as part of his Award, be awarded an Option to purchase a specified number of Common Shares, which shall be determined by the Committee, in its sole discretion, and set forth in the Participant’s Award Agreement. Twenty percent of the total number of Common Shares underlying such Option shall become exercisable on the first anniversary of the related date of grant, an additional thirty percent shall become exercisable on the second such anniversary, and the remaining fifty percent shall become exercisable on the third such anniversary. In addition, such Options shall become vested and exercisable in full if the Participant ceases to be employed by, or provide service to, the Employer by reason of death,

Permanent Disability or Retirement, as such terms are defined in, and subject to the provisions of, the Share Incentive Plan.
     5.3 Target Units. Each Participant shall, as part of his Award, be awarded a specified number of Units, which shall be determined by the Committee, in its sole discretion, and set forth in the Participant’s Award Agreement. The total number of Units awarded to the Participant shall be such Participant’s Target Unit, a percentage (to be determined by the Committee) of which will be subject to measurement against one performance measure (or set of performance measures) (the “Performance Period Units”), and the remainder of which will be subject to measurement against a different performance measure (or set of performance measures) (the “Award Period Units”). The Target Units shall represent the maximum number of Common Shares that the Participant will receive at the end of the Award Period if the Performance Period and Award Period are met at the end of the Performance Period and Award Period, respectively. A Participant’s Target Units shall be as set forth in the Participant’s Award Agreement, subject to decrease or forfeiture in accordance with the terms of the Plan and as the Committee may, in its sole discretion, decide.

ARTICLE VI
PERFORMANCE TARGETS
     6.1 Determination of Performance as of the End of the Performance Period and Award Period. As soon as administratively practicable after the end of the Performance Period and Award Period, the Committee shall determine whether, and the extent to which, the Performance Period Target and Award Period Target, respectively, were met. If they were met or exceeded, the applicable portion of the Participant’s Target Units will be deemed earned as of the related Measurement Date. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: Funds from operations, total shareholder return, share price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), funds from operations, adjusted funds from operations, certain levels of operating expense, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, targeted financing or capital market objectives or specified, objective, individual performance goals or metrics.

ARTICLE VII
REDEMPTION OF TARGET UNITS; VESTING
     7.1 Redemption of Target Units at the End of the Award Period. As of the end of the Award Period, each Unit earned in accordance with Article VI will be redeemed for one Common Share to the extent that Common Shares are available for issuance under the Equity Incentive Plan at the time of the redemption. No restrictions on transferability of such Common Shares, other than those imposed by the Company on its Common Shares in general and under the Equity Incentive Plan, shall be imposed effective as of such date. Such Common Shares will be transferred to the Participant within the calendar year immediately following the close of such Award Period. Unless otherwise determined by the Committee at the date of grant, cash, Common Shares or other property equal in value to dividends paid with respect to the Common Shares underlying Target Units will be paid when, and to the extent that, such Target Units are redeemed at the end of the Award Period.

ARTICLE VIII
TERMINATION OF EMPLOYMENT
          8.1 Termination for Cause, Voluntary Resignation, or Nonrenewal of Employment Agreement. Unless the Committee determines otherwise or as otherwise provided in the Participant’s Employment Agreement, if a Participant’s employment with an Employer is terminated by the Employer on account of Cause, voluntarily by the Participant for any reason, or the Participant’s Employment Agreement terminates without renewal and the Participant’s employment with the Employer terminates as a result of such nonrenewal, the portion of the Participant’s Options and Target Units that has not vested and been exercised or redeemed, respectively, will be forfeited. If the termination occurs prior to the applicable Redemption Date, no Units shall be redeemed for the Participant.
          8.1.1 Termination for Retirement, Death, or Permanent Disability. Unless the Committee determines otherwise or as otherwise provided in the Participant’s Employment Agreement, if a Participant’s employment with an Employer is terminated on account of death or by the Employer on account of Permanent Disability, or if the Participant terminates on account of Retirement, then all Options and Target Units shall become fully vested at the time of such termination. The Participant shall be eligible to exercise such Options, and the Participant’s Target Units shall be redeemed in accordance with the terms of the Plan, as if the Participant continued in employment with the Employer for the remainder of the Performance Period or Award Period, as applicable.
          8.1.2 Change in Control. [In the event of a Change in Control, the Committee may take whatever action it deems necessary or desirable, in accordance with Section 16 of the Share Incentive Plan.]

ARTICLE IX
ADMINISTRATION
     9.1 Committee. This Plan shall be administered by the Committee. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. The Committee may also delegate ministerial duties to Employees of an Employer or other persons it deems appropriate and capable of fulfilling such ministerial duties.
     9.2 Committee Authority. The Committee shall have the sole authority to (i) determine which Employees shall be Participants, (ii) determine the Performance Period and Award Period for a Participant, (iii) determine the total number of Units that are subject to the Participant’s Target Unit, (iv) determine the Performance Period Target and Award Period Target, (vi) amend any previously granted Award or Award Agreement, subject to the limitations under Section 11.1, (vii) determine the Redemption Date, and (viii) deal with any matters arising under the Plan. Notwithstanding the preceding sentence, the Committee may consider the recommendations of the CEO as such recommendations relate to determining which Employees, other than himself, shall receive Awards under the Plan, the total number of Options and the total number of Units subject to the Participant’s Target Unit, determine the Performance Period Target and Award Period Target for such Participant, and the consequences of such Participant’s termination of employment on his outstanding Options and Target Units.
     9.3 Committee Determinations. The Committee shall have all powers necessary to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations, constructions and determinations shall be final, binding and conclusive on all parties, including but not limited to the Employers and any Employee or Participant. As a condition of participating in the Plan and receiving an Award, a Participant must acknowledge, in writing or by acceptance of an Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her Beneficiaries and any other person having or claiming an interest under such Award. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
     9.4 Compensation of Committee. The Committee shall receive for its services hereunder only the compensation to which its members are otherwise entitled for the service as members of the Board. The Committee is authorized at the expense of the Company to employ such legal counsel, as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
     9.5 Indemnification of Committee. To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the members of the Committee, the CEO, and any delegate who is an Employee of an Employer, against any and all expenses, liabilities and claims, including legal fees, to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of gross negligence or willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

ARTICLE X
MISCELLANEOUS
     10.1 Amendment; Termination. This Plan, any Award and any Award Agreement may be amended or modified only with the consent of the Company acting through the Committee; provided, that any amendment or modification which adversely affects a Participant must be consented to by such Participant to be effective against him, unless such amendment or modification to the Plan occurs prior to the Effective Date and, in such a case, no consent of the Participant is required for such amendment or modification. Notwithstanding anything in the Plan to the contrary, while the Plan is not intended to be a deferred compensation plan subject to the requirements of section 409A of the Code, if it is subsequently determined that the Plan is subject to the requirements of section 409A of the Code, the Committee may, without the consent of Participants in the Plan, amend the Plan and outstanding Award Agreements to comply with the requirements of section 409A of the Code and any corresponding guidance and regulations issued under section 409A of the Code. This Plan shall terminate, automatically and without further action of the Company, upon the full satisfaction of all of the Company’s obligations hereunder.
     10.2 Non-Alienation. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Award hereunder shall be liable for the debts, contracts, or engagements of such Participant, nor shall a Participant’s Award be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding (including, but not limited to, an action for a divorce or legal separation), nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its sole discretion, may cancel such redemption (or any part thereof) to or for the benefit of such Participant in such manner as the Committee shall direct.
     10.3 Funding. The Plan is intended to be a bonus plan and is not intended to be a plan covered by the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to set aside any funds for payment of amounts hereunder. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to distribute Common Shares in the future, and the rights of Participants and their Beneficiaries shall be no greater than those of unsecured general creditors.
     10.4 Governing Law. The Plan is established under and will be construed according to the laws of the Commonwealth of Pennsylvania, excluding conflict of law provisions.

     10.5 Withholding. The redemption and/or vesting of Awards under the Plan shall constitute taxable compensation to the Participant and shall be subject to federal (including FICA), state and local income tax reporting and withholding. In addition, each Participant shall be responsible for the payment of all individual tax liabilities relating to such redemption and/or vesting. The Employer may require that the Participant or the Beneficiary to pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to the redemption and/or vesting of Awards, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such redemption and/or vesting. If permitted by the Committee, a Participant may elect to satisfy the Employer’s withholding obligation with respect to the redemption and/or vesting of an Award under the Plan by having Common Shares withheld up to an amount that does not exceed the Participant’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee, may be subject to prior approval of the Committee, and no Earned Shares may be withheld for this purpose.
     10.6 At-Will Employment Status. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company or the Employer and the Participant. Such employment continues to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless otherwise expressly provided for in the Participant’s Employment Agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or the Employer, or to interfere in any way with any right of the Company or the Employer to discipline or discharge the Participant at any time, subject to the terms of the Participant’s Employment Agreement.
     10.7 Headings. The headings of Articles are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Plan.
     10.8 Enforceability. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, and this Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.
     10.9 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participants and their Beneficiaries. No other person shall be a third-party beneficiary or acquire any rights under this Plan.
     10.10 Beneficiary. Any payments payable to a Participant following the Participant’s death shall be payable to the Participant’s Beneficiary.
     10.11 Incorporation of Equity Incentive Plan. The provisions of the Equity Incentive Plan are hereby incorporated by reference as set forth herein with respect to Common Shares awarded under the Plan.

     10.12 Stock Certificates.
          10.12.1 Stock Certificate. On the Redemption Date or as soon as practicable thereafter, the Company shall issue a stock certificate to each Participant receiving Common Shares hereunder. Each such certificate shall be registered in the name of the appropriate Participant. The certificates issued hereunder shall bear a legend referring to the terms, conditions and restrictions applicable to such Common Shares hereunder.
     10.13 Gender. The masculine gender shall include the feminine and the singular the plural, unless the context clearly requires otherwise.
     10.14 Notices. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing or hand delivered, or sent by registered or certified mail to the Committee. Any notice to the Participant shall be sent to the last known address of the Participant on the Employer’s records or hand delivered to the Participant. Any such notices shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     10.15 Uniformity. Nothing herein shall be construed as requiring that amounts distributable under the Plan be the same with respect to each Participant.

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